Exhibit 99.1

Altaba Inc.

Statement of Assets and Liabilities

As of March 31, 2025

($ in thousands, except per share amounts)

ASSETS
Investments at fair value (cost $372,990)	$373,348
Dividend receivable	18
Income tax receivable	574,239
Other assets	614

Total assets	$948,219

LIABILITIES
Deferred and other tax liabilities	$10,656
Payable to directors, officers and employees	13,377
Payable to advisor	30
Accrued expenses	1,310
Income tax payable	5,420
Other liabilities	92

Total liabilities	$30,885

Total net assets	$917,334

NAV per share	$1.77

Shares outstanding rollforward:
Shares outstanding at March 31, 2025 and December 31, 2024	519,511,366